Retail Opportunity Investments Corp. 3 Manhattanville Road, 2nd Floor Purchase, NY 10577 914-272-8080

FOR IMMEDIATE RELEASE:

RETAIL OPPORTUNITY INVESTMENT CORP. ACQUIRES THREE GROCERY ANCHORED SHOPPING CENTERS

PURCHASE, NY; February 2, 2010 – Retail Opportunity Investments Corp. (the “Company”; NASDAQ:ROIC), a fully integrated owner and operator of shopping centers, announced today that it has closed on the purchase of three grocery and drug anchored centers with an aggregate purchase price of $31.54 million in cash.

Stuart A. Tanz, the company's Chief Executive Officer, commented that “ROIC is pleased to close on these three acquisitions early in the first fiscal quarter of 2010.  The newly acquired properties support our acquisition strategy of offering every day essentials to the consumer in densely populated in-fill locations with large barriers to entry. We have demonstrated our ability to effectively deploy capital since the business plan was approved by the shareholders on October 20, 2009 and are excited about the opportunities that continue to exist in the market.”

Santa Ana Downtown Plaza (Santa Ana, CA)

On January 28, 2010, the Company acquired from Regency Centers, L.P. a shopping center located in Santa Ana, California for a purchase price of $17.25 million.  Anchored by Food 4 Less, Santa Ana Downtown Plaza is a shopping center of 100,306 square feet, with an overall occupancy rate of approximately 89%. The center is located in a densely populated area, with 680,000 people living within a five-mile radius. The median household income within the same radius is $64,000.

Meridian Valley Shopping Center (Kent, WA - Seattle)

On February 1, 2010, the Company also acquired from Meridian Valley Properties, LLC a shopping center located in Kent, Washington for a purchase price of $6.90 million. Meridian Valley Shopping Center is a fully leased neighborhood center of 51,566 square feet, anchored by a QFC (Kroger) Grocery store.  This property demonstrates strong demographics with a median household income of $65,000 and a population of 185,000 people within a five-mile radius.

Phillips Ranch Shopping Center (Pomona, CA)

On February 2, 2010, the Company also acquired Phillips Ranch Shopping Center from MCC Philips, LCC located in Pomona, CA for an aggregate purchase price of $7.39 million. Phillips Ranch Shopping Center is a 125,554 square foot neighborhood center being redeveloped and repositioned by the Company (currently the center is 72% leased). The opportunity to purchase this asset resulted from the current owner’s inability to finance the redevelopment. The Company purchased and paid off the underlying $18.5 million note at a 60% discount, resulting in a price of approximately $59 per square foot. The five-mile demographics supporting the property are strong with a population of 355,000 and a median household income of $66,000.

ABOUT RETAIL OPPORTUNITY INVESTMENTS CORP.

Retail Opportunity Investments Corp. is a corporation that intends to qualify as a REIT for U.S. federal incoming tax purposes and will acquire, own, lease, reposition and manage a diverse portfolio of necessity-based retail properties, including, primarily, well located community and neighborhood shopping centers, anchored by national or regional supermarkets and drugstores. The Company will target properties strategically situated in densely populated, middle and upper income markets in the eastern and western regions of the United States.

Forward-looking statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on the current expectations and projections of ROIC about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause ROIC’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in ROIC’s other SEC filings.